UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 8, 2012

Municipal Mortgage & Equity, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-11981	52-1449733

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

621 E Pratt Street, Suite 600, Baltimore, Maryland		21202

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(443) 263-2900

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 2, 2012, the registrant, together with its indirect wholly owned subsidiaries, MuniMae TEI Holdings, LLC (“TEI”), MMA Financial Holdings, Inc. (“MFH”) and MuniMae TE Bond Subsidiary, LLC (“TEB”), entered into a Second Amended and Restated Forbearance Agreement with a creditor (“Counterparty”) for which TEB’s common stock is pledged to support collateral requirements related to certain debt and derivative agreements. The Counterparty agrees to forbear from exercising remedies with respect to the registrant’s inability to comply with a net asset value requirement contained in the interest rate swap agreements of the registrant and certain of its subsidiaries, until the earlier of June 30, 2013 or the date on which Forbearance Release Terms have been satisfied. The key components to the Forbearance Release Terms are as follows:

•	Approximately $8.3 million in debt investments held by the Counterparty which the registrant has guaranteed shall have been repurchased by the registrant or its subsidiaries.
•	Derivative agreements between the Counterparty and the registrant (or its subsidiaries) with an overall net liability of approximately $15.5 million at December 31, 2011 shall have been either terminated or collateralized with cash or cash equivalents.
•	At least on a quarterly basis, a portion of TEB’s distributions to its common shareholder, TEI, shall be used to repurchase the debt instruments and collateralize or terminate net derivative exposure as described above.
•	Certain guarantee exposure between the Counterparty and the registrant shall have been fully collateralized (other than by a pledge of the common equity of TEB) with cash, cash equivalents or a letter of credit acceptable to the Counterparty.
•	TEB shall have calculated common shareholder equity of not less than $200 million, pursuant to the methodology set forth in the agreement.
•	TEI shall have a net asset value of not less than $225 million.

Upon satisfaction of the Forbearance Release Terms, the Counterparty shall replace the registrant’s minimum net asset value requirement with a requirement that TEI maintain net asset value of not less than $225 million.

Also on February 2, 2012, TEI and the Counterparty entered into an amendment to the pledge agreements whereby TEI has pledged its 100% common equity interest in TEB to the Counterparty. The amendment provides for a release of the pledged common equity of TEB once the Forbearance Release Terms have been satisfied and certain guarantee exposure and other obligations of the registrant or its subsidiaries have been fully collateralized with cash or cash equivalents. An additional release condition is that TEI must obtain the written consent of the Counterparty before pledging, selling or transferring TEB’s common equity.

In addition, on February 3, 2012, TEI and MFH settled the transactions reported in the registrant’s Form 8-K dated January 4, 2012, relating to the purchase by TEI of junior subordinated securities issued by MFH and guaranteed by the registrant.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2012, the Board of Directors of Municipal Mortgage & Equity, LLC appointed Francis X. Gallagher as a new director of the Company effective immediately. Mr. Gallagher will receive compensation and perquisites in accordance with policies and procedures previously approved by the Board of Directors for non-employee directors of the Company.

Mr. Gallagher is a Managing Partner at Charlesmead Advisors LLC, where he leads investment banking efforts to focused subsectors within the telecommunications industry, including wireline and wireless services and internet infrastructure. From 2005 to 2011, Mr. Gallagher was a Managing Director at Stifel Nicolaus Weisel, Incorporated, a leading investment bank, where he managed and led the Telecommunications Industry Banking Group.  Prior to that, Mr. Gallagher spent eight years in a variety of  positions with Legg Mason Wood Walker Incorporated, where he was responsible for investment banking services for a variety of large and small-capitalization telecommunications companies. Prior to that, Mr. Gallagher was a Partner at Venable LLP where he provided mergers and acquisitions, corporate finance and banking services to a host of clients.  Mr. Gallagher began his career at the New York-based law firm of Winthrop, Stimson, Putnam & Roberts (Now Pillsbury LLP).

Item 9.01 Financial Statements and Exhibits.

 (d) Exhibits
10.1 Second Amended and Restated Forbearance Agreement entered into as of February 2, 2012

10.2 Amendment to Pledge Agreement entered into as of February 2, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Municipal Mortgage & Equity, LLC

February 8, 2012	By:	/s/ Michael L. Falcone

Name: Michael L. Falcone
Title: Chief Executive Officer and President